FOR IMMEDIATE RELEASE

MGP INGREDIENTS, INC. REPORTS SECOND QUARTER 2014 RESULTS
Continued strength in beverage alcohol and lower costs drive growth in operating income

Highlights

•	Net sales up vs year ago due to volume growth in beverage and industrial alcohol

•	Net income of $5.1 million, or $0.28 per diluted share, compared with $0.02 a year ago

•	Income from operations of $3.1 million, compared with $0.5 million in the prior year quarter

ATCHISON, Kansas, August 7, 2014 - MGP Ingredients, Inc. (Nasdaq/MGPI) (the “Company”) today reported results for the second quarter ended June 30, 2014. Net income was $5.1 million, or $0.28 per diluted share, compared to net income of $0.3 million, or $0.02 per diluted share, in the second quarter of the prior year. Second quarter net income included $2.3 million in equity earnings from the Company's joint ventures.
Net sales of $80.6 million for the second quarter increased by 1.5 percent from the year-ago quarter. Beverage alcohol sales improved significantly on higher shipments from the Indiana distillery. Increased sales of industrial alcohol were offset by lower sales of by-products. Ingredient segment sales in the second quarter declined from a year ago. The Company’s gross profit during the second quarter was $8.4 million, or 10.4 percent of net sales, compared to $5.3 million, or 6.7 percent of net sales in the prior year period.
For the first six months of 2014 net sales were $159.6 million, a decrease of 3.8 percent from the prior year period. Income from operations for the year to date was $4.8 million, an increase of 166 percent from the same period a year ago. Net income of $9.9 million for the first six months includes $5.7 million in equity earnings from the Company’s joint ventures, compared with a joint venture loss of $0.9 million during the same period a year ago.
Premium Spirits and Industrial Alcohol
The distillery products segment reported second quarter pre-tax operating income of $6.0 million, or 9.1 percent of distillery products net sales, compared to $3.1 million, or 4.9 percent of distillery products sales, during the same quarter a year ago. Lower corn costs were mainly responsible for the improvement in return on sales over the prior year. The average per-bushel cost of corn decreased 35.7 percent from second quarter 2013, while the per-million cubic foot cost of natural gas was essentially unchanged. Distillery products sales for the second quarter were $65.4 million, an increase of 2.3 percent compared to the prior year quarter. Higher volume in all categories was somewhat offset by lower pricing.
Distillery segment results for the first six months include pre-tax operating income of $11.4 million, or 8.8 percent of distillery products sales, compared to pre-tax operating income of $7.5 million, or 5.6 percent of distillery products sales, during the same period a year ago. The average per-bushel cost of corn decreased 37.6 percent from second quarter 2013, while the per-million cubic foot cost of natural gas increased by 9.9 percent.

Food Ingredients
The ingredients segment reported second quarter pre-tax operating income of $1.4 million, or approximately 9.5 percent of sales, compared to $0.9 million, or approximately 5.7 percent of sales, for the same quarter a year ago. Profitability in this year’s second quarter was positively impacted by product mix and lower flour prices compared to a year ago. The price of flour decreased by 13.5 percent year-over-year. Total ingredient segment sales for the second quarter declined by 2.1 percent to $15.2 million from the prior year.

Ingredients segment results for the first six months include pre-tax operating income of $1.7 million, or approximately 6.0 percent of sales, compared to income of $2.7 million, or approximately 8.6 percent of sales, for the same period a year ago. The price of flour decreased by 12.2 percent from the same period a year ago.

Summary
The Company continues to show improved operating performance compared to a year ago, driven by demand for premium beverages, positive fundamentals for industrial alcohol, and lower raw material costs. The Company's focus on costs includes reduced levels of selling, general and administrative expenses, after adjusting for severance and proxy-related costs incurred in the prior year.
About MGP Ingredients
MGP is a leading independent supplier of premium spirits, offering flavor innovations and custom distillery blends to the beverage alcohol industry. The Company also produces high quality food grade industrial alcohol and formulates grain-based starches and proteins into nutritional, as well as highly functional, innovations for the branded consumer packaged goods industry. The Company is headquartered in Atchison, Kansas, where it also has facilities for the production of distilled spirits and food ingredients. Distilled spirits are additionally produced at the Company’s facility in Indiana. For more information, visit mgpingredients.com.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information.  All statements, other than statements of historical facts, included in this Quarterly Report on Form 10-Q regarding the prospects of our industry and our prospects, plans, financial position and business strategy may constitute forward-looking statements.  In addition, forward-looking statements are usually identified by or are associated with such words as “intend,” “plan,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will,” “could,” “encouraged,” “opportunities,” “potential” and/or the negatives of these terms or variations of them or similar terminology.  They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility, Indiana plant, or at the Illinois Corn Processing, LLC ("ICP") facility,  (ii) the availability and cost of grain and fluctuations in energy costs, (iii) the effectiveness of our corn purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the competitive environment and related market conditions, (v) the ability to effectively pass raw material price increases on to customers, (vi) the volatility in operating results of the ICP joint venture, (vii) ICP's revolving credit agreement with an affiliate of SEACOR (our greater than 9 percent equity owner and the parent company of ICP Holdings who is our 70 percent joint venture partner in ICP), (viii) our limited influence over the ICP joint venture operating decisions, strategies or financial decisions (including investments, capital spending and distributions), (ix) our ability to source product from the ICP joint venture or unaffiliated third parties, (x) our ability to maintain compliance with all applicable loan agreement covenants, (xi) our ability to realize operating efficiencies, (xii) actions of governments, (xiii) and consumer tastes and preferences.  For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery and Ingredient segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by Item 1A. Risk Factors of the Quarterly Reports on Form 10-Q for the periods ended March 31, 2014, and June 30, 2014.

For More Information
Investors & Analysts:
George Zagoudis, Investor Relations
913-360-5441 or george.zagoudis@mgpingredients.com
Media:
Shanae Randolph, Corporate Director of Communications
913-360-5442 or shanae.randolph@mgpingredients.com

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(unaudited)	Quarter Ended		Year to Date Ended
(Dollars in thousands, except per share)	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Sales	$85,903	$83,707	$170,485	$172,425
Less: excise taxes	5,336	4,312	10,922	6,626
Net sales	80,567	79,395	159,563	165,799
Cost of sales	72,169	74,114	144,364	153,289
Gross profit	8,398	5,281	15,199	12,510

Selling, general and administrative expenses	5,166	4,770	10,238	10,645
Other operating costs	160	—	160	58
Income from operations	3,072	511	4,801	1,807

Interest expense, net	(218)	(277)	(416)	(560)
Equity method investment earnings (loss)	2,331	71	5,666	(871)
Income from continuing operations before income taxes	5,185	305	10,051	376
Provision for income taxes	86	25	167	25
Net income from continuing operations	5,099	280	9,884	351

Discontinued operations, net of tax	—	—	—	1,406
Net income	5,099	280	9,884	1,757

Other comprehensive income (loss), net of tax	500	(141)	325	(290)
Comprehensive income	$5,599	$139	$10,209	$1,467

Basic and diluted earnings per share
Net income	$0.28	$0.02	$0.55	$0.10

Weighted average shares outstanding – Basic	17,277,225	17,003,056	17,261,824	17,003,056
Weighted average shares outstanding – Diluted	17,277,225	17,003,081	17,261,824	17,003,081

MGP INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	June 30, 2014	December 31, 2013	(Dollars in thousands)	June 30, 2014	December 31, 2013
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$883	$2,857	Current maturities of long-term debt	$1,583	$1,557
Receivables	34,737	27,821	Accounts payable	18,342	23,107
Inventory	31,947	34,917	Accounts payable to affiliate, net	3,268	1,204
Prepaid expenses	2,097	848	Accrued expenses	7,314	8,282
Deferred income taxes	3,303	4,977	Total Current Liabilities	30,507	34,150
Refundable income taxes	176	466	Other Liabilities:
Total Current Assets	73,143	71,886	Long-term debt, less current maturities	2,814	3,611
			Revolving credit facility	19,009	18,000
Property and equipment	196,796	194,687	Deferred credit	4,098	3,925
Less accumulated depreciation and amortization	(130,342)	(124,443)	Accrued retirement, health and life insurance benefits	3,720	4,423
			Other noncurrent liabilities	684	640
Net Property, Plant			Deferred income taxes	3,303	4,977
and Equipment	66,454	70,244	Total Liabilities	64,135	69,726

Equity method investments	12,786	7,123	Stockholders’ equity	90,639	81,603
Other noncurrent assets	2,391	2,076
TOTAL ASSETS	$154,774	$151,329	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$154,774	$151,329

Capital Structure
Net Investment in:			Financed By:
Working capital	$42,636	$37,736	Long-term debt*	$21,823	$21,611
Property, plant and equipment	66,454	70,244	Deferred liabilities	11,805	13,965
Other noncurrent assets	15,177	9,199	Stockholders’ equity	90,639	81,603
Total	$124,267	$117,179	Total	$124,267	$117,179

*Excludes short-term portion.  Short-term portion is included within working capital.